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                                                                    Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



We have issued our report dated February 18, 2004 accompanying the consolidated financial statements of The Bancorp Bank (a wholly owned subsidiary of The Bancorp, Inc.) appearing in the 2003 Annual Report of The Bancorp Bank to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2003, which is included in this Registration Statement, Proxy and Prospectus. We consent to the incorporation by reference in the Registration Statement, Proxy and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
July 9, 2004